Exhibit No. Ex-99.h.1

                FUND ADMINISTRATION AND TRANSFER AGENCY AGREEMENT
                             AS AMENDED AND RESTATED


This Fund Administration and Transfer Agency Agreement (the "Agreement") is made as of May 1, 2007* between Nationwide Variable Insurance Trust (formerly, Gartmore Variable Insurance Trust) (the "Trust"), a Delaware statutory trust, and Nationwide Fund Management, LLC (formerly, Gartmore Investor Services, Inc.), a Delaware limited liability company ("NFM").

WHEREAS, the Trust operates as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

WHEREAS, the Trust previously entered into a combined Fund Administration and Transfer Agency Agreement with Gartmore SA Capital Trust (now know as Nationwide SA Capital Trust ("NSA")) as the Administrator and NFM as Transfer Agent in December 2003 (the "Agreement") which Agreement has been further amended and restated, most recently as of January 1, 2005;


WHEREAS, the Trust, NSA and NFM now desire to further amend and restate the Agreement to: (1) have NFM assume all of NSA's fund administration duties and obligations under the Agreement ("Administration Services") whereupon NFM, the current Transfer Agent will also serve as Administrator and provide the Administration Services previously provided by NSA; and (2) to add monitoring, processing and filing of proofs of claims to the Administration Services NFM will provide under the Agreement including authorizing NFM to delegate its obligations with respect thereto to a third party and to address related liability limits and costs related thereto; and

WHEREAS, the Trust desires now retain NFM as "Administrator" to provide the Administration Services and as "Transfer Agent" to provide Transfer Agency Services as described below with respect to certain of the series of the Trust (the "Funds"), each of which are now, or may hereafter be, listed on Exhibit C to this Agreement, and NFM is willing to render such services;


NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

1. Appointment of Administrator and Transfer Agent and Services and Duties. The Trust hereby appoints NFM as administrator of the Trust and the Funds (the "Administrator") on the terms and conditions set forth in this Agreement; and the Administrator hereby accepts such appointment and agrees to perform the services and duties set forth in Exhibit A of this Agreement in consideration of the compensation provided for in Section 4 hereof. The services listed on Exhibit A, along with any additional services that the Administrator shall agree in writing to perform for the Trust hereunder, shall be referred to in this Agreement as "Administration Services." Administration Services shall not include any duties, functions or services to be performed for the Trust by the Trust's investment advisers, subadvisers or custodian pursuant to their agreements with the Trust or by NFM as the transfer agent pursuant to this Agreement.

         The Trust hereby appoints NFM as the transfer agent of the Trust and the Funds (the "Transfer Agent") on the terms and conditions set forth in this Agreement, and the Transfer Agent hereby accepts such appointment and agrees to perform the services and duties set forth in Exhibit B of this Agreement in consideration of the compensation provided for in Section 4 hereof. The services listed on Exhibit B, along with any additional services that the Transfer Agent shall agree in writing to perform for the Trust hereunder, shall be referred to in this Agreement as "Transfer Agency Services." Transfer Agency Services shall not include any duties, functions or services to be performed for the Trust by the Trust's investment advisers, subadvisers or custodian pursuant to their agreements with the Trust or by NFM as the Administrator pursuant to this Agreement.

         Together the Administration Services and the Transfer Agency Services shall be referred to as the "Services" in this Agreement.

         When performing the Services to the Trust and the Funds, the Administrator and the Transfer Agent will comply with the provisions of the Trust's Declaration of Trust, Bylaws, Code of Ethics and Registration Statements, will safeguard and promote the welfare of the Trust and the Funds, and will comply with the policies that the Trustees may from time to time reasonably determine, provided that such policies are not in conflict with this Agreement, the Trust's governing documents, or any applicable statutes or regulations.

2. Subcontracting. The Administrator and Transfer Agent may, at it's own expense, subcontract with any entity or person concerning the provision of the Services; provided, however that the Administrator or Transfer Agent shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Administrator and Transfer Agent shall be responsible, to the extent provided in sections 7 and 8, respectively, for all acts of such subcontractor as if such acts were its own including any payment for services provided by subcontractor.

         Notwithstanding the foregoing, to the extent the Administrator desires to subcontract to any entity or person all or a portion of the Services referenced in paragraph r of Exhibit A, the fees, expenses and costs of such subcontractor shall be allocated between (a) the Administrator or Transfer Agent and (b) the Trust, in accordance with the provisions of paragraph r of Exhibit A, provided the engagement and retention of the subcontractor and the terms thereof with respect to such subcontractor's services to the Trust are approved in advance of such engagement and retention by the Board of Trustees of the Trust or a Committee of the Board of Trustees of the Trust with delegated authority to approve such engagement and retention.

         Further, to the extent the Administrator desires to subcontract to any entity or person the Services referenced in paragraph "s" of Exhibit A, all fees, expenses and costs of such subcontractor shall be borne by the Trust, in accordance with the provisions of paragraph "s" of Exhibit A, provided the engagement and retention of the subcontractor and the terms thereof with respect to such subcontractor's services to the Trust are approved in advance of such engagement and retention by the Board of Trustees of the Trust or a Committee of the Board of Trustees of the Trust pursuant to delegated authority to approve such engagement and retention.

3. Expenses. The Administrator and Transfer Agent shall be responsible for expenses incurred in providing the Services to the Trust, including the compensation of the Administrator's and Transfer Agent's employees who serve as officers of the Trust, except as provided for in Exhibit C, and except to the extent such expenses are not otherwise required to be reimbursed or paid by the Trust in this section 3 or Exhibit A. The Trust (or the Trust's investment advisers pursuant to their respective Advisory Agreements) shall be responsible for all other expenses of the Trust, including without limitation: (i) investment advisory and subadvisory fees; (ii) interest and taxes; (iii) brokerage commissions, short sale dividend expenses and other costs in connection with the purchase or sale of securities and other investment instruments; (iv) fees and expenses of the Trust's trustees, other than those who are "interested persons" of the Administrator or investment adviser of the Trust; (v) legal and audit expenses; (vi) custodian fees and expenses;
         (vii) fees and expenses related to the registration and qualification of the Trust and the Trust's shares for distribution under state and federal securities laws; (viii) expenses of printing and mailing reports and notices and proxy material to beneficial shareholders of the Trust; (ix) all other expenses incidental to holding meetings of the Trust's shareholders, including proxy solicitations therefore; (x) insurance premiums for fidelity and other coverage; (xi) association membership dues; (xii) the allocable portion of the fees, expenses and costs attributable to the development, implementation, preparation, administration, monitoring, reviewing and testing of the Trust's compliance program under rule 38a-1 of the Investment Company Act, as more fully described in paragraph r of Exhibit A; (xiii) all fees, expenses and costs attributable to the monitoring, processing and filing of proofs of claims on behalf of the Trust, as more fully described in paragraph "s" of Exhibit A including the annual fee paid to any third party subcontractor; and (xiv) such nonrecurring or non routine expenses as may arise, including those relating to actions, suits or proceedings to which the Trust is a party and the legal obligation which the Trust may have to indemnify the Trust's trustees and officers with respect thereto.

4. Compensation. For the Services provided, the Trust hereby agrees to pay and the Administrator and Transfer Agent hereby agrees to accept as full compensation for the services rendered hereunder the fee listed for the Trust on Exhibit C. Such fees will be computed daily and payable monthly at an annual rate based on a Fund's average daily net assets and will be paid monthly as soon as practicable after the last day of each month.

         In case of termination of this Agreement during any month, the fee for that month shall be reduced proportionately on the basis of the number of business days during which it is in effect, and the fee computed upon the average net assets for the business days it is so in effect for that month.

5. Anti-Money Laundering Program ("AML Program"). The Trust and the Transfer Agent have each adopted and implemented anti-money laundering policies, procedures and controls that comply and will continue to comply in all respects with the requirements of anti-money laundering laws and regulations applicable to investment companies. Each of the Trust and the Transfer Agent will at all times during its relationship with the other party strictly adhere to its respective anti-money laundering policies, procedures and controls.

         a. Anti-Money Laundering Policies. Each of the Trust and Transfer Agent hereby represents and warrants that it has anti-money laundering policies, and procedures that are in compliance with federal, state and local laws and regulations applicable to investment companies, as may be amended from time to time. Each of the Trust and Transfer Agent hereby represents and warrants that it: 1) has a designated compliance officer responsible for administering and enforcing its anti-money laundering program; 2) will provide on-going training to its employees in its anti-money laundering policies and procedures and applicable anti-money laundering laws; 3) will periodically audit its anti-money laundering program and 4) will consent to fully cooperate with any federal examiner for the purposes of obtaining records and information related to the AML Program for the Trust.

         b. Account Opening Procedures. To the extent the Transfer Agent receives and processes account applications for the Trust, the Transfer Agent shall ensure each customer (as defined under 31 CFR ss. 103.131(a)(2) ("Customer") who is seeking to open an "account" (as defined under 31 CFR ss. 103.131(a)(1) ("Account") provides the required data elements listed under 31 CFR ss. 103.131(b)(2)(i) ("Identification Data"), prior to opening an Account for a Customer. In addition, the Transfer Agent shall ensure that each Customer receives the notice required under 31 CFR ss. 103.131(b)(5) prior to opening the Customer's Account.

         c. Due Diligence. To the extent that the Transfer Agent receives and processes account applications, the Transfer Agent, using documentary and non-documentary methods to verify some or all of the Identification Data, shall, to the extent reasonable and practicable, verify the identities of, and conduct due diligence (and, where appropriate, enhanced due diligence) with regard to, all Customers seeking to open an Account and, where applicable based on a reasonable risk-based assessment, the principal beneficial owners on whose behalf a Customer is seeking to open an Account, in accordance with the Transfer Agent's anti-money laundering policies, procedures and controls, and this Agreement. Such methods must allow the Transfer Agent to form a reasonable belief that it knows the true identity of the Customer within a reasonable time frame after opening the Account for the Customer. In the event that the Transfer Agent cannot, within a reasonable period after opening an Account for a Customer, verify the identity of the Customer or cannot form a reasonable belief that it knows the true identity of the Customer, the Transfer Agent will promptly notify the Trust and the Anti-Money Laundering Compliance Officer of the Trust.

         d. Anti-Money Laundering Records. To the extent that the Transfer Agent receives and processes account applications, the Transfer Agent will hold all identifying information of each Customer seeking to open an Account and, where applicable based on a reasonable risk-based assessment, the beneficial owners on whose behalf a Customer is seeking to open an Account, in accordance with the Transfer Agent's anti-money laundering policies, procedures and controls, and this Agreement, and maintain such information for at least five years following an investor's final redemption from a Fund. In addition, the Transfer Agent will create and maintain: (i) a description of any document relied on to verify the Identification Data; (ii) a description of the methods used and the results of such verification; and (iii) a description of the resolution of any substantive discrepancy discovered when verifying the identity of any such customer. The Transfer Agent will maintain the information listed in (i)-(iii) for a period of five years after such record was made. The Transfer Agent shall promptly make such information required under this sub-section d available to the Trust or federal regulatory or law enforcement agencies upon proper request without violating any privacy laws as described in Section 6.


         e. Prohibited Customers. The Transfer Agent will take all reasonable and practicable steps to ensure that it does not accept or maintain investments in any Fund, either directly or indirectly, from the following types of prohibited investors (collectively, "Prohibited Investors"):

                  1) A person or entity whose name appears on:

                      (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control ("OFAC") and any other prohibited lists determined by such office;

                      (ii) such other lists of prohibited persons and entities as may be mandated by applicable U.S. law or regulation; or

                      (iii) such other lists of prohibited persons and entities as may be provided to the Transfer Agent by the Trust;

                  2) A foreign shell bank (i.e., a bank with no physical presence in any country) ("Foreign Shell Bank");

                  3) An offshore bank (i.e., a non-U.S. bank that is permitted to conduct banking activities pursuant to a license issued by a foreign jurisdiction that as a condition of the license, prohibits the licensed entity from conducting banking activity with the citizens or in the currency of the jurisdiction that issued the license) ("Offshore Bank")

                  4) A person or entity resident in, or whose subscription funds originate from, a country or territory that appears on a list maintained by the Financial Action Task Force on Money Laundering ("Non-Cooperative Jurisdiction"); or

                  5) A person or entity who gives the Transfer Agent reason to believe that its subscription funds originate from, or are routed through, an account maintained at a Foreign Shell Bank, an offshore bank, or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.

         f. Notification. The Transfer Agent will immediately notify the Trust and the Anti-Money Laundering Compliance Officer of the Trust if it knows, or has reason to suspect, that a prospective or existing investor, or the principal beneficial owners on whose behalf a prospective or existing investor has made or is attempting to make, an investment, is a Prohibited Investor.

         g. Suspicious Activity. In consultation with the Anti-Money Laundering Compliance Officer of the Trust, and to the extent that investor purchase and redemption orders are processed by the Transfer Agent, the Transfer Agent shall develop and implement measures to monitor investor activity in the Trust and will immediately notify the Trust and the Anti-Money Laundering Compliance Officer of the Trust if it becomes aware of any suspicious activity or pattern of activity or any activity that may require further review to determine whether it is suspicious.

         h. Survivability. The provisions of this Anti-Money Laundering Section (Section 5) shall survive the termination of the Agreement.

6. Privacy. Nonpublic personal financial information relating to shareholders or prospective investors in the Funds provided by, or at the direction of the Trust to the Administrator or Transfer Agent, or collected or retained by the Administrator or Transfer Agent in the course of performing the Services, shall be considered confidential information. The Administrator or the Transfer Agent shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of the Administrator and Transfer Agent or other Trust service providers that have a legitimate need for such information except at the direction of the Trust or as required or permitted by law (including applicable Anti-Money Laundering laws). The Administrator and Transfer Agent represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to shareholders or prospective investors in the Funds. The Trust represents to the Administrator and the Transfer Agent that the Trust has adopted a statement of its privacy policies and practices as required by the Securities and Exchange Commission's Regulation S-P and the Trust agrees to provide the Administrator and Transfer Agent with a copy of that statement annually.

7. Responsibility of Administrator.

         a. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, partner, employee or agent of the Administrator, who may be or become an officer or trustee of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the duties of the Administrator hereunder) in accordance with his responsibilities to the Trust as such officer or trustee, to be rendering such services to or acting solely for the Trust and not as an officer, director, partner, employee or agent or one under the control or direction of the Administrator even through paid by the Administrator.

         b. The Administrator shall be kept indemnified by the Trust and be without liability for any action taken or thing done by it in performing the Administration Services in accordance with the above standards; provided, however, that the Trust will not indemnify the Administrator for the portion of any loss or claim caused, directly or indirectly, by the negligence, willful misfeasance or bad faith of the Administrator or by the Administrator's reckless disregard of its duties and obligations hereunder. In order that the indemnification provisions contained in this Section 7 shall apply, however, it is understood that if in any case the Trust may be asked to indemnify or save the Administrator harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust. The Trust shall have the option to defend the Administrator against any claim which may be the subject of this indemnification. In the event that the Trust so elects, it will so notify the Administrator and thereupon the Trust shall take over complete defense of the claim, and the Administrator shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section. The Administrator shall in no case confess any claim or make any compromise or settlement in any case in which the Trust will be asked to indemnify the Administrator except with the Trust's written consent.

         c. Notwithstanding the foregoing provisions in this Section 7, the Trust and the Administrator agree: (1) that the liability of the Administrator to the Trust with respect to the Services described in paragraph "s" of Exhibit A shall be limited, and shall never exceed, a maximum of the then-current annual fee paid to such third party subcontractor retained by Administrator upon approval of the Board of the Trust in connection with such subcontractor's performance of the Services described in paragraph "s" of Exhibit A, whether or not language governing the limitations of the liability of the third party subcontractor to the Administrator is contained in any agreement between Administrator and the third party subcontractor providing such services; and (2) the Administrator shall pay over to the Trust amounts it receives in damages from such third party service provider up to the amount of the contractual fee the Trust bears under the Administrator's agreement with such third party service provider; provided that, the Administrator and the Trust agree that any amounts in damages the Administrator receives from such third party service provider in excess of the amount of the contractual fee may be retained by the Administrator and not paid over to the Trust.

8. Responsibility of Transfer Agent.

         a. The Transfer Agent shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, partner, employee or agent of the Transfer Agent, who may be or become an officer or trustee of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the duties of the Transfer Agent hereunder) in accordance with his responsibilities to the Trust as such officer or trustee, to be rendering such services to or acting solely for the Trust and not as an officer, director, partner, employee or agent or one under the control or direction of the Transfer Agent even through paid by the Transfer Agent.

         b. The Transfer Agent shall be kept indemnified by the Trust and be without liability for any action taken or thing done by it in performing the Transfer Agency Services in accordance with the above standards; provided, however, that the Trust will not indemnify the Transfer Agent for the portion of any loss or claim caused, directly or indirectly, by the negligence, willful misfeasance or bad faith of the Transfer Agent or by the Transfer Agent's reckless disregard of its duties and obligations hereunder. In order that the indemnification provisions contained in this Section 5 shall apply, however, it is understood that if in any case the Trust may be asked to indemnify or save the Transfer Agent harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Transfer Agent will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust. The Trust shall have the option to defend the Transfer Agent against any claim which may be the subject of this indemnification. In the event that the Trust so elects, it will so notify the Transfer Agent and thereupon the Trust shall take over complete defense of the claim, and the Transfer Agent shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section. The Transfer Agent shall in no case confess any claim or make any compromise or settlement in any case in which the Trust will be asked to indemnify the Transfer Agent except with the Trust's written consent.

9. Duration and Termination.

         a. This Agreement shall become effective as of the date first written above. The Agreement may be terminated at any time, without payment of any penalty, by either party upon 90 days' advance written notice to the other party. The Agreement may also be terminated immediately upon written notice to the other party in the event of a material breach of any provision of this Agreement by such other party.

         b. Upon the termination of this Agreement, the Trust shall pay to the Administrator and Transfer Agent such compensation as may be payable prior to the effective date of such termination. In the event that the Trust designates a successor to any of the Administrator's or Transfer Agent's obligations hereunder, the Administrator and/or Transfer Agent shall, at the direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by the Administrator or the Transfer Agent under the foregoing provisions.

10. Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

11. Non-Exclusivity. The Services provided by the Administrator and the Transfer Agent under the Agreement are not deemed to be exclusive. Both the Administrator and the Transfer Agent are free to render such services to others and to engage in any other business or activity.

12. Notices. Notices of any kind to be given to the Trust hereunder by the Administrator or the Transfer Agent shall be in writing and shall be duly given if delivered to the Trust at the following address:

                  Nationwide Variable Investment Trust
                  1200 River Road
                  Conshohocken, PA 19428
                  Attn: Legal Department

         Notices of any kind to be given to the Administrator hereunder by the Trust or the Transfer Agent shall be in writing and shall be duly given if delivered to the Administrator at:

                  Nationwide Fund Management, LLC
                  1200 River Road
                  Conshohocken, PA 19428
                  Attn:  Legal Department

         Notices of any kind to be given to the Transfer Agent hereunder by the Trust or the Administrator shall be in writing and shall be duly given if delivered to the Transfer Agent at:

                  Nationwide  Fund Management,  LLC
                  1200 River Road
                  Conshohocken, PA 19428
                  Attn:  Legal Department

13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Sections 7 and 8, hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. This Agreement shall be governed by and construed to be in accordance with substantive laws of the State of Ohio without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                           NATIONWIDE  VARIABLE INSURANCE TRUST


                                           By:
                                           -----------------------
                                           Name:
                                           Title:




                                           NATIONWIDE FUND MANAGEMENT, LLC


                                           By:
                                           ---------------
                                           Name:
                                           Title:





* As most recently approved at the March 15, 2007 Board meeting.

                                    EXHIBIT A
                       NATIONWIDE VARIABLE INSURANCE TRUST
                Fund Administration and Transfer Agency Agreement

                             Administration Services

         As Administrator, and subject to the supervision and control of the Trust's Board of Trustees, the Administrator will provide facilities, equipment, and personnel to carry out the following administrative and fund accounting services for operation of the business and affairs of the Trust and each of the Funds covered by this Agreement:

         a. Prepare, file, and maintain the Trust's governing documents, including the Declaration of Trust, the Bylaws, minutes of meetings of Trustees and shareholders;

         b. Prepare for, conduct and facilitate shareholder meetings as well as prepare, file, print and distribute proxy statements for meetings of shareholders;

         c. Prepare and file on a timely basis with the Securities and Exchange Commission and the appropriate state securities authorities the registration statements for the Trust, relating to the Funds and the Funds' shares, and all amendments thereto, the Trust's reports pursuant to Investment Company Act Rule 24f-2, prospectuses, proxy statements, and such other documents as may be necessary or convenient to enable the Trust to make continuous offering of the Funds' shares and to conduct its affairs;

         d.       Assist the independent auditors in their audits of the Funds.

         e. Compile and publicly disclose information on the proxy voting of each of the Funds;

         f. Prepare, negotiate, and administer contracts on behalf of the Funds with, among others, the Trust's custodian and other third parties;

         g.       Supervise the Trust's custodian;

         h. Advise the Trust and its Board of Trustees on matters concerning the Funds and their affairs, prepare board materials for regularly scheduled and special meetings of the Board of Trustees and make arrangements for such meetings;

         i. Prepare and have filed on a timely basis the Federal and State income and other tax returns for the Funds;

         j. Examine and review the operations of the Funds, and the Trust's custodian, transfer agent and investment adviser and the Funds' subadvisers, if any, to monitor and promote compliance with applicable state and federal law;

         k. Coordinate the layout and printing of publicly disseminated prospectuses and reports;

         l.       Provide the Trust with office space and personnel;

         m. Assist with the design, development, and operation of the Funds;

         n. Provide individuals reasonably acceptable to the Trust's Board of Trustees for nomination, appointment, or election as officers of the Trust, who will be responsible for the management of certain of the Trust's affairs as determined by the Trust's Board of Trustees;

         o. Monitor the Trust's compliance with Section 817 and Sections 851 through 855 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, so as to enable the Trust and each Fund to comply with the diversification requirements applicable to investments of variable contracts and for each to maintain its status as a "regulated investment company;"

         p. Obtain and keep in effect fidelity bonds and directors and officers/errors and omission insurance policies for the Trust and each of the Funds; and

         q. Provide the Trust and each Fund with fund accounting services, including but not limited to the following services:

                  1) keeping and maintaining the following books and records of the Trust and each of the Funds pursuant to Rule 31a-1 under the Investment Company Act, including:

                           a) journals containing an itemized daily record of all purchase and sales of securities, all receipts and disbursements of cash and all other debit and credits, as required by Rule 31a-1(b)(1);

                           b) general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by Rule 31a-1(b)(2)(i);

                           c) separate ledger accounts required by Rule 31a-1(b)(2)(ii) and (iii); and

                           d) a monthly trial balance of all ledger accounts (except shareholder accounts) as required by Rule 31a-1(b)(8).

                  2) performing the following accounting services on a regular basis for each Fund, as may be reasonably requested by the Trust:

                           a) calculate the net asset value per share;

                           b) calculate the dividend and capital gain
                              distribution, if any;

                           c) calculate a Fund's yield and total return (to the
                              extent necessary or desirable);

                           d) reconcile cash movements with the Trust's
                              custodian;

                           e) affirm to the Trust's custodian all portfolio
                              trades and cash movements;

                           f) verify and reconcile with the Trust's custodian
                              all daily trade activity;

                           g) provide such reports as may be required by the
                              Trust;

                           h) prepare the Trust's financial statements,
                              including oversight of expense accruals and payments;

                           i) calculate the deviation between marked-to-market
                              and amortized cost valuations for any money market funds;

                           j) obtain security prices from independent
                              pricing services, or if such quotes are
                              unavailable, then determine such prices as provided for in the Trust's valuation procedures;

                           k) post summary shareholder activity received
                              from the Transfer Agent and reconcile share balances, including receivables and payables with the Transfer Agent on a daily basis;

                           l) provide such other similar services with respect to a Fund as may be reasonably requested by the Trust; and

                           m) develop the financial statements and other information for the reports to shareholders and regulatory authorities, including Form N-SAR and Form N-CSR.

                  3) Provide accounting reports in connection with the Trust's annual audit, regulatory filings, compliance reporting, tax reporting, total return calculations and other audits and examinations by regulatory agencies.

4) Develop the financial statements and other information for the reports to shareholders and regulatory authorities, including Form N-SAR and Form N-CSR.

         r. Develop, prepare, implement, administer, monitor, review and test the Trust's policies and procedures under rule 38a-1 of the Investment Company Act; provided that, notwithstanding the provisions of paragraph j above, the Trust shall reimburse the Administrator for the allocable portion of the fees, expenses and costs incurred by the Administrator (including the allocable portion of compensation paid to employees of Administrator who are not officers of the Trust and the allocable portion of any costs, fees or expenses of subcontractors in accordance with Section 2 of the Agreement) in performing the Services described in this paragraph r, in the proportion that the benefits of such services inure to the Trust and provided that such allocation of fees, costs and expenses related to the Trust is approved by the Board of Trustees of the Trust or by a Committee of the Board with delegated authority to approve such allocation.

         s. Monitor, process and file, on behalf of the Trust, proofs of claims that are timely received in good order by the Administrator or its proof of claims subcontractor; provided that, the Trust shall reimburse the Administrator for all fees, expenses and costs of subcontractor(s) including the annual fee paid to such subcontractor incurred by the Administrator in accordance with Section 2 of the Agreement in performance of the services described in this paragraph "s", provided further that, such subcontractor, and its fees, costs and expenses, have been approved by the Board of Trustees, or by a Committee of the Board of Trustees pursuant to delegated authority in accordance with Section 2 of the Agreement.

         t. Assist in all aspects of the Funds' operations other than those provided under other specific contracts.


         The foregoing, along with any additional services that the Administrator shall agree in writing to perform for the Trust hereunder, shall hereafter be referred to as "Administration Services." In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator hereby agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. The Administrator further agrees to preserve for the periods prescribed by Investment Company Act Rule 31a-2 the records required to be maintained by Investment Company Act Rule 31a-1. Administration Services shall not include any duties, functions, or services to be performed for the Trust by the Trust's investment adviser, custodian, or transfer agent pursuant to their agreements with the Trust.

         The Administrator acknowledges the importance of efficient and prompt transmission of information to the life insurance companies affiliated with the Administrator ("Nationwide") and other insurance companies. The Administrator agrees to use its best efforts to meet the deadline for transmission of pricing information presently set by Nationwide and other omnibus account holders and such other time deadlines as may be established from time to time in the future.

                                    EXHIBIT B
                       NATIONWIDE VARIABLE INSURANCE TRUST
                Fund Administration and Transfer Agency Agreement

                            Transfer Agency Services

1. In providing transfer agency services, the Transfer Agent shall:

           a. Maintain all shareholder account records including the current name and address, and number of shares and fractional shares owned by each shareholder of a Fund;
           b.     Deposit and process all purchases on a daily basis;
           c. Establish new accounts including procurement of tax identification numbers;
           d.     Process all redemptions including systematic withdrawals;
           e. Examine and process all legal changes in share registrations and transfers of ownership;
           f. Provide shareholder servicing support to respond to inquiries from investors and representatives selling shares of the Funds; and
           g. Issue and send confirmation statements and periodic account statements.

2. The Transfer Agent shall act as the dividend disbursing agent and shall:

           a. Calculate the shareholders' dividends and capital gains distributions; and
           b. Process dividend payments and capital gains distributions, including the purchase of new shares through dividend reimbursement.

3.         The Transfer Agent shall also:

           a. Address and mail semi-annual reports, annual reports and prospectuses;
           b. Prepare and mail all necessary reports to investors, state and federal authorities, including applicable Internal Revenue Service forms;
           c.     Issue replacement checks and maintain a "Stop Payment" file;
           d.     Solicit tax identification numbers;
           e. Provide comprehensive accounting controls and reconciliations of all cash flow and settlement; and f. Calculate applicable commissions on shareholder transactions.

As to the Transfer Agency Services, the Transfer Agent shall keep and maintain, or provide for the keeping and maintenance, on behalf of the Trust all books and records which the Trust is, or may be, required to keep and maintain pursuant to applicable statutes, rules and regulations in providing such services, except those specifically required to be retained by the Administrator as described in Exhibit A. The Transfer Agent further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission at reasonable times or otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or as requested by the Trust, a shareholder or a shareholder's agent or the dealer of record with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest.

                                    EXHIBIT C
                       NATIONWIDE VARIABLE INSURANCE TRUST
                Fund Administration and Transfer Agency Agreement

                                  Fee Schedule

                            (Effective May 1, 2007*)

Fees

The Trust shall pay fees to the Administrator and Transfer Agent, as set forth in the schedule directly below, for the provision of services covered by this Agreement. Fees will be computed daily and payable monthly at an annual rate based on the aggregate amount of the Trust's average daily net assets. The Trust will also be responsible for out-of-pocket expenses (including, but not limited to, the cost of the pricing services that the Administrator utilizes) reasonably incurred by the Administrator and the Transfer Agent in providing services to the Trust. All fees and expenses shall be paid by the Trust to the Administrator on behalf of the Administrator and the Transfer Agent.

                                            Aggregate** Fee as a
         Trust Asset Level#                 Percentage of Net Assets
         -----------------------------------------------------------
         Up to $1 billion                            0.15%
         $1 billion up to $3 billion                 0.10%
         $3 billion up to $8 billion                 0.05%
         $8 billion up to $10 billion                0.04%
         $10 billion up to $12 billion               0.02%
         $12 billion or more                         0.01%

         ** Includes fund administration and transfer agency services.
         # The assets of each of the NVIT Investor Destinations Funds (listed below) are excluded from the Trust asset level amount in order to calculate this asset-based fee for the Trust. The NVIT Investor Destinations Funds do not pay any part of this fee.

Funds of the Trust

NVIT Nationwide Fund
Nationwide  NVIT Growth Fund
Nationwide NVIT Government Bond Fund
Nationwide NVIT Money Market Fund
Nationwide NVIT Money Market Fund II
J.P. Morgan NVIT Balanced Fund
Van Kampen NVIT Comstock Value Fund
Gartmore NVIT Worldwide Leaders Fund
Federated NVIT High Income Bond Fund
Van Kampen NVIT Multi Sector Bond Fund
Nationwide Multi-Manager NVIT Small Cap Value Fund
NVIT Mid Cap Index Fund

Nationwide Multi-Manager NVIT Small Cap Growth Fund
Nationwide NVIT Mid Cap Growth Fund
Nationwide Multi-Manager NVIT Small Company Fund++
Nationwide NVIT Global Technology and Communications Fund
Nationwide NVIT Global Health Sciences Fund
Gartmore NVIT Emerging Markets Fund
Gartmore NVIT International Growth Fund
Nationwide NVIT U.S. Growth Leaders Fund
Nationwide NVIT Global Financial Services Fund
Nationwide NVIT Global Utilities Fund
Nationwide NVIT Investor Destinations Aggressive Fund
Nationwide NVIT Investor Destinations Moderately Aggressive Fund
Nationwide NVIT Investor Destinations Moderate Fund
Nationwide NVIT Investor Destinations Moderately Conservative Fund Nationwide NVIT Investor Destinations Conservative Fund
NVIT Nationwide Leaders Fund
NVIT International Value Fund
NVIT S&P 500 Index Fund
Gartmore NVIT Developing Markets Fund
American Funds NVIT Growth Fund
American Funds NVIT Global Growth Fund
American Funds Asset Allocation Fund
American Funds NVIT Bond Fund
American Funds NVIT Growth-Income Fund
NVIT Enhanced Income Fund
NVIT Bond Index Fund
NVIT Small Cap Index Fund
NVIT International Index Fund

-----------------------

*As most recently approved at the March 15, 2007 Board Meeting.

++ This Fund's maximum aggregate fee is as follows:
 Fund Asset Level          Fee as a Percentage of Net Assets
 ----------------          ---------------------------------
 Up to $250 million                         0.08%
 $250 million up to $1 billion              0.06%
 $1 billion or more                         0.05%